                                                               EXHIBIT 11

                IMPERIAL HOLLY CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF INCOME PER COMMON SHARE
                                (UNAUDITED)
                                                                 Three Months         Nine Months
                                                                     Ended               Ended
                                                                  December 31         December 31
                                                                      1993                1993
                                                                 ______________      ______________
                                                                      (In Thousands of Dollars)
NET INCOME (LOSS) FOR PRIMARY AND
  FULLY DILUTED COMPUTATION:
    As reported                                                      $  681             $(4,954)
    Adjustments - none                                                    -                   -
                                                                 ______________      ______________
    As adjusted                                                      $  681             $(4,954)
                                                                 ==============      ==============
PRIMARY EARNINGS (LOSS) PER SHARE:
    Weighted average shares of common
      stock outstanding                                          10,222,866          10,210,167
    Incremental shares issuable from
      assumed exercise of stock options
      under the treasury stock method                                50,613              77,289
                                                                 ______________      ______________
    Weighted average shares of common
      stock outstanding, as adjusted                             10,273,479          10,287,456
                                                                 ==============      ==============

    Primary earnings (loss) per share                                 $0.07              $(0.48)
                                                                 ==============      ==============

FULLY DILUTED EARNINGS (LOSS) PER SHARE:
    Weighted average shares of common
      stock outstanding                                          10,222,866          10,210,167
    Incremental shares issuable from
      assumed exercise of stock options
      under the treasury stock method                                52,838              78,033
                                                                 ______________      ______________
    Weighted average shares of common
      stock outstanding, as adjusted                             10,275,704          10,288,200
                                                                 ==============      ==============

    Fully diluted earnings (loss)
      per share                                                       $0.07              $(0.48)
                                                                 ==============      ==============
_______________________________________

This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K; the amount of dilution illustrated in this calculation is not required to be disclosed pursuant to paragraph
14 of Accounting Principles Board Opinion No. 15.

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